Licensing Agreement

THIS LICENSING AGREEMENT ("Agreement"), made this 28th day of 28th day of July, 2008 by and between CGJ Holding, LLC, a StateNevada limited liability corporation (hereinafter called "Licensor") and SA Recovery Corp., an StateplaceOklahoma corporation (hereinafter called "Licensee").

WITNESSETH:

WHEREAS, Licensor represents and warrants that this licensing Agreement is an exclusive sublicense of Licensor’s Technologies strictly for designing and manufacturing a commercial apparatus capable of removing impurities from sand and similar operations within the territorial boundaries of the United States of America as set forth in this Agreement; and

WHEREAS, Licensee desires to secure an exclusive license, with sublicensing rights, to operate using Licensor’s Technologies in the United States, to make, use, and ultimately sell or employ for commercial gain all of Licensor’s rights related to, among other things, the extraction of impurities, including hydrocarbons from sands and to practice the information and invention disclosed in Schedule A, including the limited right to create nonexclusive sublicenses worldwide, and Licensor is willing to grant the same upon the terms and conditions herein set forth;

NOW THEREFORE, in consideration of the mutual covenants and undertakings of the parties, it is hereby agreed as follows:

1 Grant of License.

Licensor hereby grants to Licensee, the exclusive, worldwide right and license (including the right to sublicense, as herein provided) to make, have made, use, and sell the Product and to practice the invention covered by the items listed in Schedule A.

2 Royalty.

a.

Licensee shall pay to Licensor a non-refundable fee of $10,000 to be paid in full within sixty (60) days following the execution of this Agreement.

b.

Licensee shall pay to Licensor 10% of net receipts from the sale of any commercial units capable of removing impurities from sand resulting from use of the Licensor’s Technologies as royalty for the sublicense it takes hereunder.

3 Payment Terms.

Payments hereunder shall be made by Licensee within sixty (60) days after the end of each calendar quarter.  Payment shall be accompanied by a report regarding the number of units sold by Licensee on a commercial basis for the preceding calendar quarter.

4 Records.

Licensee shall keep accurate records of Sales Receipts for a period not to exceed two (2) years, unless in dispute, in which event they shall be kept until said dispute is settled, and such records shall be open during reasonable business hours at the place where such records are customarily kept, for examination by an independent certified public accountant selected by Licensor and acceptable to Licensee, for the purpose of verifying the accuracy of such Gross Sales reported to Licensor and payment due thereon. Said accountant shall not disclose any information that he may thereby obtain other than that necessary for enabling Licensor to determine the accuracy of such reports and payments made in connection therewith.

5  Ownership of Future Inventions

Future inventions and improvements relating to the invention or inventions licensed under this Agreement shall be the property of the Licensor, subject to the terms and conditions of this Agreement, and shall be included in the term “Product”, Schedule A, and “Licensor’s Technologies” as used in this Agreement.  All patents issuing on the design or  improvements to the Product or based on the information in Schedule A or otherwise related to Licensor’s Technologies shall be included in the term “Licensed Technology” as used in the Agreement, and Licensee shall have an exclusive license with respect to any such future inventions or improvements.  If Licensor makes or acquires any improvements in or related to the Licensed Technology, the improvements shall be made a part hereof on the same terms and conditions of the licensed patent.  Licensee shall not pay any further or additional royalty or other consideration to Licensor for the use of any future improvement.

6 Indemnity for Infringement.

Licensor hereby indemnifies and holds Licensee, and its sublicensees, harmless against any and all actions, suits, claims or demands whatsoever, including the costs and expenses connected therewith, which any of them may incur or become liable to pay by reason of any claim, suit or demand for infringement of patent because of the manufacture, use, or sale of the Product, provided Licensor shall be promptly notified of any such action, suit, claim or demand.

7 Term.

The term of this Agreement shall be for a term of two (2) years. This Agreement shall automatically extend for an additional two (2) years if the Licensee sells two (2) commercial units capable of filtering impurities from sand at a rate of at least two-cubic yards per hour for a sum of no less than One Hundred Thousand ($100,000) US Dollars each.

8 Default.

A. In the event that the Licensee defaults or breaches any of the provisions of this Agreement or fails to account for or to pay to Licensor any of the royalties becoming due and payable to him hereunder, Licensor reserves the right to cancel the license hereby granted upon sixty (60) day written notice to the Licensee; provided, however, that if the Licensee, within the sixty (60) day period referred to, cures the default or breach, the license herein granted shall continue in full force and effect until its normal expiration date in accordance with its terms. Upon termination of this Agreement for any reason, the Licensee shall immediately pay to Licensor all royalties which shall have accrued on or prior to the effective date of termination, regardless of whether such royalties would otherwise be due and payable on or prior to that date.

B.  The Licensor may terminate this Agreement by giving notice to Licensee if:

(i) The Licensee makes a general assignment of substantially all of its assets for the benefit of creditors; or

(ii) A petition in bankruptcy or under any insolvency law is filed by or against the Licensee and such petition is not dismissed within sixty (60) days after it has been filed.

(iii) Licensee completes a business combination without the express written consent of the Licensor.

9 Waiver.

No waiver by Licensor of any covenant or condition of this Agreement shall be effective for any purpose whatsoever, unless in writing signed by Licensor's duly authorized offer.

10  Languishing.

A.  If Licensor has not received a minimum royalty of $200,000 in cash within two years of the signing of this Agreement, then the exclusive license to Licensee will automatically become non-exclusive.

11 Successors and Assigns.

This Agreement shall be binding and shall inure to the benefit of the parties and to their heirs, successors, and assigns.

12 No Assignment.

Neither party shall have the right to assign this Agreement, in whole or in part, without prior approval of the other, provided, however, that Licensee shall have the right to assign this Agreement, in whole or in part, at any time to one of its divisions, subdivisions, joint ventures, or affiliates. Licensor shall have the right, upon written notice to Licensee, to assign the collection of royalties hereunder, but in no event shall Licensee be obligated to deal with more than one (1) party in the payment of said royalties.

13 Applicable Law.

All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of the State of placeOklahoma.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

*****

"Licensor"

CGJ Holding, LLC

By _____________________________

Greg Bordner, Manager

 "Licensee"

SA Recovery Corp.

By:_____________________________

James Ditanna

Schedule A

1)

CGJ Holding, LLC, owns the exclusive license right, with right to sublicense, certain proprietary technologies related to, among other things, the extraction of impurities from sand, including and owns all rights, title and interest in and to such technologies including trade secrets

2)

The license also includes all proprietary information involved in the extraction of impurities from sand, whereby Licensee shall not be allowed to use any other technology without continuing to be obligated to pay the royalty of the Licensor as provided herein for the full term of this Agreement.